Exhibit 99.2

GD Culture Group Limited Participates and Presents at BitBlock Summit Held in New York City on June 1, 2023

NEW YORK, June 7, 2023, (GLOBE NEWSIRE)-- GD Culture Group Limited (“GDC” or the “Company”), a holding company currently conducting business through Shanghai Highlight Media Co., Ltd. (“Highlight Media”) today announced that Mr. Xiaojian Wang, the Chief Executive Officer of the Company, participated and presented in the panel discussion of “Can Web3 Accelerate the Advancement of AI” at BitBlock Summit (the “Summit”) held in New York City on June 1, 2023.

About BitBlock Summit

BitBlock Summit, which is held twice a year worldwide, gather the world’s top AI & Web3.0 leaders from the industry, government authorities, scientists, investors, and related organizations. This year, the main theme is “AI & Web 3.0 “, aimed to explore the cutting-edge of Web3.0 technologies and investment hotspots. It is expected to have around 800 participants from all over the world. The topics covered include zero-knowledge proof (zk), digital wallets, distributed science (DeSci), DeFi, SocialFi, cryptocurrency payments and the combination of AI and Web3.0. For more information, please visit the Company’s website at https://www.bbs.nyc/.

About GD Culture Group Limited.

GD Culture Group Limited (“GDC” or the “Company”) is a holding company currently conducting business through Shanghai Highlight Media Co., Ltd. (“Highlight Media”). Highlight Media, founded in 2016, is an integrated marketing service agency, focusing on serving businesses in China in connection with brand management, image building, public relations, social media management and event planning. For more information, please visit the Company’s website at http://en.ccnctech.com/.

Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations and projections about future events and financial trends that the Company believes may affect its financial condition, results of operations, business strategy and financial needs. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results.

For investor and media inquiries, please contact:

Ascent Investor Relations LLC

Tina Xiao

Phone: +1-917-609-0333 (U.S.)

Email: tina.xiao@ascent-ir.com